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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                COMPREHENSIVE BEHAVIORAL CARE SIGNS NEW CONTRACT
                 WITH PROJECTED ANNUAL REVENUES OF $4.0 MILLION

TAMPA, FL - MARCH 1, 2001 - Comprehensive Behavioral Care, Inc. (CompCare), a wholly owned subsidiary of Comprehensive Care Corporation (OTCBB: CHCR), today announced that the company has been selected by one HMO to manage behavioral healthcare benefits for its Connecticut members. The contract will begin immediately, with an expected initial term of twenty-two (22) months and with projected, estimated revenues growing to $4.0 million annually.

"We are very pleased to enter a new market," said CompCare CEO Mary Jane Johnson. "This new business is a direct result of our operational excellence and signals our prospective customer base to consider CompCare's improving financial health."

In addition, as part of its cost-reduction efforts, the company announced that its corporate headquarters and Southeast Regional offices will be moving this month from their present Tampa, Florida address to new offices, which are within 3 miles of the present location. "With the continuation of our corporate administrative cost-reduction efforts and the new business that CompCare has added during the current fiscal year, the company's internal projections indicate profitability before interest, taxes, depreciation, and amortization for the remaining two quarters of Fiscal 2001," said CompCare CFO Robert Landis.

Comprehensive Behavioral Care, headquartered in Tampa, Florida, administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. CompCare's Southeast Region is fully accredited by the National Committee for Quality Assurance ("NCQA") for its HMO Commercial, HMO Medicaid, HMO Medicare and ASO Commercial product lines under NCQA's standards for managed behavioral healthcare organizations ("MBHOs"). The company has approximately 850,000 members and a network of approximately 5,000 behavioral health practitioners.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS MAY BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING UNCERTAINTIES IN THE MARKET, PRICING, COMPETITION, PROCUREMENT EFFICIENCIES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE.

FOR MORE INFORMATION, PLEASE CONTACT:          INVESTOR RELATIONS:
Mary Jane Johnson, RN, MBA                     Robert Landis
President and Chief Executive Officer          Chief Financial Officer
Comprehensive Care Corporation                 Comprehensive Care Corporation
4200 W. Cypress Street, Suite 300              4200 W. Cypress Street, Suite 300
Tampa, FL 33607                                Tampa, FL 33607
(813) 876-5036                                 (813) 876-5036